Exhibit 99.1

Investor Contact:

Asher Dewhurst

Westwicke Partners

QuorumHealth@Westwicke.com / (443) 213-0500

QUORUM HEALTH CORPORATION DISCONTINUES INPATIENT OPERATIONS AT A HOSPITAL IN ILLINOIS

BRENTWOOD, Tenn. (June 12, 2019) – Quorum Health Corporation (NYSE: QHC) today announced that MetroSouth Medical Center in Blue Island, Illinois filed an application with the Illinois Health Facilities and Service Review Board to discontinue hospital operations. The hospital continues to search for a new operator to offer health care services on the campus. If the Company is not able to divest the facility, it will discontinue all operations by the end of the fourth quarter of 2019.

The Company’s decision to discontinue operations at the facility is a result of mounting financial losses due to decreasing patient volumes, increasing market saturation, and reduced reimbursement from government and commercial payors.

MetroSouth Medical Center was among the eight facilities identified by the Company as being marketed for sale on its first quarter 2019 earnings conference call.

About Quorum Health Corporation

Quorum Health Corporation is an operator of general acute care hospitals and outpatient services in the United States. Through its subsidiaries, the Company owns, leases or operates a diversified portfolio of 26 affiliated hospitals in rural and mid-sized markets located across 14 states with an aggregate of 2,458 licensed beds. The Company also operates Quorum Health Resources, LLC, a leading hospital management advisory and consulting services business. More information about Quorum Health Corporation can be found at www.quorumhealth.com.

Forward-Looking Statements

Statements contained in this news release regarding expected divestitures or closures, including with respect to the anticipated timing of the sale or closure, and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Quorum Health Corporation with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

The terms “QHC,” “Quorum Health,” “the Company,” “we,” “us” or “our” refer to Quorum Health Corporation or one or more of its subsidiaries or affiliates as applicable.

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